Exhibit 99.1
HEALTH BENEFITS DIRECT CORPORATION ANNOUNCES MANAGEMENT CHANGES
Co-Founder Scott Frohman resigns as CEO;
Executive Chairman Alvin H. Clemens named CEO
RADNOR, PA — December 8, 2006 — Health Benefits Direct Corporation (OTC Bulletin Board: HBDT.OB), a leading innovator in the direct marketing and distribution of a wide range of health and life insurance products to individuals, today announced the resignation of Scott Frohman as Chief Executive Officer and a member of the Board of Directors. The company also announced that it has named Executive Chairman Alvin H. Clemens to the additional position of Chief Executive Officer.
Mr. Frohman is a co-founder of the company, and has served as chief executive officer since its inception and through its transition to a public company. Mr. Frohman commented, “I would like to thank all our employees and business partners for their support in the successful launch of Health Benefits Direct. As a co-founder and investor, I know I am leaving the company in good hands with Al Clemens.”
“Scott Frohman’s entrepreneurial drive and leadership were instrumental in the creation of Health Benefits Direct,” said Alvin H. Clemens, Executive Chairman. “We will miss his vision, energy and enthusiasm and we wish Scott well in his future endeavors.”
Mr. Clemens has served as a director since November 2005 and as Executive Chairman of the Board of Directors since January 2006. Since 2001, Mr. Clemens has performed business and insurance industry consulting services in addition to managing his private investments. In 1998, he founded HealthAxis Inc., a publicly-traded company specializing in direct sales of insurance products utilizing the Internet, as a subsidiary of Provident American Corporation. In 1989, Mr. Clemens acquired a controlling interest in Provident American Corporation, an insurance holding company, and he served as its Chairman and Chief Executive Officer until 2001. In 1970, Mr. Clemens founded Academy Insurance Group, a company specializing in direct marketing of life and health insurance production.
About Health Benefits Direct Corporation
Health Benefits Direct Corporation is a contact center-based insurance agency that operates an online marketplace enabling consumers to shop for, compare, and purchase individual health and life insurance and related products for individuals and families. Health Benefits Direct’s sales platform combines its proprietary, integrated online technology and dialing application to connect consumers who express an interest in purchasing health or life insurance or related products with its knowledgeable, licensed agents housed in one of its contact center locations. www.hbdc.com or www.healthbenefitsdirect.com
Safe Harbor Statement
In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private

Securities Litigation Reform Act of 1995, including statements regarding the company’s marketing plans, its financial position, anticipated growth and the execution of its business strategy and plans. Forward-looking statements provide Health Benefits Direct’s current expectations or forecasts of future events. Actual events could differ materially from those reflected in these forward-looking statements due to Health Benefits Direct Corporation’s ability to successfully implement its marketing objectives, product line development and carrier mix expansion initiatives, and strategies to reduce cash burn and increase operating leverage. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Health Benefits Direct undertakes no obligation to update publicly any forward-looking statement.
Contact:
Brandi Piacente
The Piacente Group
Tel: 212-481-2050
Email: brandi@thepiacentegroup.com